EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For Fourth Quarter 2016

Sparta, Michigan – January 25, 2017 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,688,000 for the fourth quarter of 2016 compared to $1,222,000 in the same period in 2015. Earnings per share were $0.51 in the fourth quarter of 2016 compared to $0.37 in the fourth quarter of the prior year. Net income for the fiscal year 2016 was $6,090,000 or $1.85 per share, compared to $5,743,000 or $1.74 per share in 2015.

“Following ChoiceOne’s highest quarterly net income to date in the third quarter of 2016, we are proud to announce that we have exceeded this mark in the fourth quarter of 2016.” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc.  “Consecutive record quarters are a great way to end 2016 and we look forward to continued growth and success in 2017.”

Total assets as of December 31, 2016, increased to $607 million, compared to $568 million as of December 31, 2015, representing 7% growth. Securities have grown $14.6 million and net loans have grown $19.6 million since December 31, 2015 as ChoiceOne emphasized growth in earning assets. Interest-bearing deposits grew 9% from December 31, 2015 to December 31, 2016 while borrowings declined 3% in the same time period.

As a result of loan and securities growth during 2016, ChoiceOne saw interest income that was $960,000 higher in 2016 than in 2015. ChoiceOne also recorded loan recoveries in excess of loan charge-offs for fiscal year 2016, and as such, no provision expense was considered necessary. Net interest income after provision during the fourth quarter of 2016 exceeded the fourth quarter of 2015 by $273,000.

Increased activity in sales of loans drove the increase in noninterest income both for the fourth quarter of 2016 and for fiscal year 2016. Income from sales of loans increased by $107,000 and $332,000 for the fourth quarter of 2016 compared to fourth quarter 2015 and fiscal year 2016 compared to fiscal year 2015, respectively. Fiscal year 2016’s increase in noninterest income was offset by a decrease in earnings on life insurance policies as fiscal year 2015 included a death benefit in the amount of $308,000. Noninterest expense increased $696,000 in fiscal year 2016 compared to fiscal year 2015. The expense growth was due in part to expansion and additional salary costs tied to the development of the new loan production office located in Grand Rapids, Michigan.

“Even with 9% loan growth in fiscal year 2016 we maintained exceptional asset quality and experienced net recoveries during the year,” said Potes. “We plan to emphasize positive loan growth in 2017 as we continue our expansion into West Michigan.”

1

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

2

Condensed Balance Sheets
(Unaudited)

(In thousands)	12/31/2016	9/30/2016	12/31/2015
Cash and Cash Equivalents	$14,809	$12,644	$11,188
Securities	177,955	180,696	163,323
Loans Held For Sale	1,974	2,838	4,957
Loans, Net of Allowance For Loan Losses	364,722	358,326	345,110
Premises and Equipment	12,873	12,394	12,119
Cash Surrender Value of Life Insurance Policies	14,117	12,526	12,261
Goodwill and Other Intangible Assets	13,728	13,771	14,108
Other Assets	7,193	5,469	4,680

Total Assets	$607,371	$598,664	$567,746

Noninterest-bearing Deposits	$127,611	$123,609	$122,937
Interest-bearing Deposits	384,775	353,778	351,759
Borrowings	20,214	44,350	20,792
Other Liabilities	3,073	3,348	2,416

Total Liabilities	535,673	525,085	497,904

Shareholders’ Equity	71,698	73,579	69,842

Total Liabilities and Shareholders’ Equity	$607,371	$598,664	$567,746

3

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Interest Income
Loans, including fees	$4,214	$4,026	$16,507	$15,971
Securities and other	972	878	3,805	3,381
Total Interest Income	5,186	4,904	20,312	19,352

Interest Expense
Deposits	192	215	790	877
Borrowings	51	19	179	113
Total Interest Expense	243	234	969	990

Net Interest Income	4,943	4,670	19,343	18,362
Provision for Loan Losses	—	—	—	100
Net Interest Income After Provision
for Loan Losses	4,943	4,670	19,343	18,262

Noninterest Income
Customer service charges	1,036	946	4,056	4,083
Insurance and investment commissions	269	208	1,009	1,060
Gains on sales of loans	403	296	1,748	1,416
Gains on sales of securities	58	53	312	261
Earnings on life insurance policies	90	89	356	651
Other income	65	6	400	231
Total Noninterest Income	1,921	1,598	7,881	7,702

Noninterest Expense
Salaries and benefits	2,464	2,437	9,982	9,273
Occupancy and equipment	629	835	2,588	2,396
Data processing	619	631	2,273	2,320
Professional fees	235	195	935	971
Other expenses	659	532	3,195	3,317
Total Noninterest Expense	4,606	4,630	18,973	18,277

Income Before Income Tax	2,258	1,638	8,251	7,687
Income Tax Expense	570	416	2,161	1,944

Net Income	$1,688	$1,222	$6,090	$5,743

Basic Earnings Per Share	$0.51	$0.37	$1.85	$1.74
Diluted Earnings Per Share	$0.51	$0.37	$1.85	$1.74

4